UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

 Date of Report (Date of earliest event reported): July 15, 2015

United Development Funding Income Fund V
(Exact Name of Registrant as Specified in Its Charter)

Maryland	333-194162 (1933 Act)	46-3890365
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1301 Municipal Way, Suite 100, Grapevine, Texas 76051
(Address of principal executive offices)
(Zip Code)

(214) 370-8960
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Effective July 15, 2015, United Development Funding Income Fund V, a Maryland real estate investment trust (“UDF V”), entered into a loan agreement to provide a $9,500,000 subordinate development loan (the “Loan”) to Prosper 236, LLC, an unaffiliated single-purpose entity (“Borrower”).   The Loan is evidenced and secured by a subordinate lien deed of trust to be recorded against approximately 117 acres of land in Prosper, Collin County, Texas, a promissory note, assignments of builder lot sale contracts, and other loan documents.  The Loan is subordinate to a $16,275,000 senior acquisition and development loan provided by a regional bank, and to one or more builder performance deeds of trust that secure $3.414 million in earnest money deposits paid by the builders to secure their right to acquire the finished lots when they are complete. Hollis M. Greenlaw, the Chief Executive Officer and Chairman of the Board of Trustees of UDF V, has provided a limited guaranty of the senior loan in an amount not to exceed $4 million. The proceeds of the Loan will be used to finance the Borrower’s closing costs, and to develop the land into single family residential lots for sale to homebuilders. The annual interest rate under the Loan is the lower of 13% or the highest rate allowed by law.  The Loan matures and becomes due and payable in full on October 15, 2018. During the Loan term, Borrower is required to first pay off the senior loan in full and then pay down the Loan by paying over to UDF V all net proceeds of lot sales. Payments on the Loan will be generally applied first to accrued interest, and then to principal. The loan documents contain representations, warranties, covenants, and provisions for events of default that are typical for loans of this nature. UDF V received an origination fee equal to $95,000 at the closing of the loan. As of July 16, 2015, UDF V had funded $1,009,528 under the Loan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

United Development Funding Income Fund V

Dated: July 21, 2015	By:	/s/ Hollis M. Greenlaw
Hollis M. Greenlaw
Chief Executive Officer